Exhibit 99.2

Agreement of Clinical Test

The Agreement of Clinical Test (hereinafter referred to as the “Agreement”) is signed by and between both Parties hereunder on February 16, 2016:

Party A:	CBMG Shanghai

Legal Address:	5th and 6th Floors, No.1 Building, Juke Biotech Park, 333 Guiping Road, Shanghai

Party B:	Shanghai Tongji Hospital

Legal Address:	389 Xincun Road, Putuo District, Shanghai

WHEREAS:

1.
As the sponsor, Party A hopes that Party B will do the clinical test (hereinafter referred to as “Clinical Test” and “Test”) for Party A by using the agreed investigator Professor Liang Aibin under the clinical research plan <safety clinical test of using CBMG-CAR T-19 to treat patients with  recurrent and refractory CD19+ B-acute lymphoblastic leukemia (abbreviated as “B-ALL”)>;

2.	Party B and investigator Professor Liang Aibin agree to do the aforesaid test for Party A;

Both parties reached the Agreement in accordance with the conditions and terms hereunder:

Chapter 1 Clinical Test Plan

Article 1	Title of research plan: Safety clinical test of using CBMG-CAR T-19 to treat patients with recurrent and refractory CD19+ B-ALL

Article 2	Number of plan: CBMG2016001

Article 3	Date of finalizing plan: January 28, 2016

Chapter 2 Clinical Test Item

Article 1	Name of clinical test item: CBMG-CAR T-19

Chapter 3 Clinical Test Center and Requirements

Article 1	Clinical test center: Shanghai Tongji Hospital

Article 2	Clinical test principal (investigator): Professor Liang Aibin

Article 3	Clinical test case: 12 cases

Qualified cases of finishing the treatment course and receiving the follow-up visit: 12 cases

Article 4	Schedule requirements:

1.	The date of the aforesaid center’s getting the Ethics Committee’s research approval: January 27, 2016

2.	The date of screening and evaluating the first case: February 18, 2016

3.	The date of selecting the first qualified case: March 18, 2016

4.	The date of selecting the last qualified case: June 15, 2016

5.	The date of the last qualified case’s finishing the treatment and receiving the follow-up visit: September 30, 2016

6.	The date of final project summary: November 30, 2016

Chapter 4 Both Parties’ Rights and Obligations

Article 1	Party A:

1.	Shall be responsible for sponsoring, applying for, organizing, subsidizing and supervising the test.

2.	Shall jointly formulate the test plan with Party B.

3.
Shall be responsible for implementing the aforesaid plan and organizing the test in accordance with the laws and regulations related to clinical test of the People’s Republic of China (abbreviated as the “PRC”) and the Declaration of Helsinki and after getting the consent of the test unit’s Ethics Committee or the group leader unit’s Ethics Committee.

4.	Shall provide the investigator’s brochure and its reprinted number.

5.	Shall provide the test items conforming to relevant stipulations of national laws, regulations and others.

6.
Shall regularly supervise, check and inspect the test in accordance with the Good Clinical Practice (abbreviated as “GCP”) and other relevant laws and regulations. The aforesaid supervision, check and examination can be conducted by the supervisor, checker and inspector appointed by Party A and agreed by Party B or officers of China Food and Drug Administration (abbreviated as “CFDA”).

7.	Shall provide Party B with the test expenditures pursuant to the Article 9 hereof.

8.	Shall be responsible for build a quality control and quality assurance system for the test. When it is necessary, Party A can organize the monitoring and check for the test to assure its quality.

9.
Shall jointly and rapidly investigate any serious adverse event with Party B, adopt any necessary measure to ensure the subject’s safety, timely report the aforesaid event to relevant food and drug administration department, and meanwhile report it to other investigators using the same item to do the test.

10.
Shall submit a summary report of the aforesaid test to the CFDA or any other relevant government department, or give a report of terminating the test and reasons. Where the test is terminated by Party A and isn’t initiated by Party B, Party B shall return Party A 95% of down payment; where any dispute or lawsuit generating in the test is caused by Party A’s early termination, Party B shall instantly inform Party A in written form, and fully cooperate with Party A for disposing the aforesaid dispute or lawsuit. Party A shall bear any expense generating in the disposal.

11.
Where Party B does the test violating the approved plan, the GCP, or relevant laws and regulations, Party A shall point out the aforesaid behavior and ask Party B to correct it. Where the condition is serious and remains the same continuously, Party A shall terminate Party B’s participation in the test and report the aforesaid condition to the CFDA or any other relevant government department.

12.
Party A has provided corresponding insurance pursuant to the GCP, and shall bear any medical expense and corresponding economic compensation for any damage or death generating in the test and having causality with the aforesaid test of patients conforming to the selection standard.

13.	Party A shall not bear any compensation for any damage to the patient caused by the natural development of disease, taking any other non-research drug, or violating the test plan in the research.

14.	Shall obey the GCP of the PRC and any other relevant law and regulation.

15.	After the test, Party A shall draft a summary report, be responsible for the publication of subsequent research paper, and send a copy of the aforesaid paper to Party B after signature and dating.

Article 2	Party B and/or test principal:

1.	Shall acquire and maintain the qualification of doing clinical test, and have professional knowledge, experience and others required by the test plan.

2.	Shall choose cases; organize implementation and record details pursuant to the test plan hereunder.

3.	Shall obey the stipulations of the GCP, relevant laws and regulations and the Clinical Test Plan, and cooperate with the supervisor, checker and inspector to assure the test quality.

4.
Shall warrant the sufficient time, qualified place and disposable personnel boasting clinical test qualification to be responsible for and finish the test within the term stipulated by the aforesaid plan.

5.	Shall disclose details related to the test to subjects after getting the consent of Ethics Committee, and get the Informed Consent Form signed by the patient or the aforesaid patient’s client.

6.	Shall be responsible for making any medical decision related to the test, and warrant that subjects can get proper treatment in case of any adverse event incurred in the aforesaid test.

7.
Shall adopt any necessary measure to warrant subjects’ safety and record accordingly. In case of any serious adverse event in the aforesaid test, Party B shall instantly adopt any proper treatment measure for the subject, report the aforesaid event to relevant drug administration department, Party A and the Ethics Committee, and sign its name and write the date on the aforesaid report.

8.	Shall inform subjects, Party A, the Ethics Committee, the CFDA and relevant government department of the test’s early termination and suspension, and expound relevant reasons.

9.
Pursuant to the requirement of Appendix 2 of the GCP, Party B shall be responsible for saving corresponding test data for five (5) years after the test. Party A shall initiatively contact Party B to discuss follow-up issues of data saving within three (3) months prior to the deadline. In case that Party A doesn’t initiatively contact Party B within one (1) month after the deadline, Party B shall be entitled to dispose the aforesaid date by itself.

10.	Confidentiality clauses:

●
During the validity hereof and within ten (10) years after the termination hereof, Party B (including the test principal and all personnel participating in the test) shall adopt any positive measure to strictly keep the confidential information. Except the conditions specified herein, Party B shall not disclose any aforesaid information to any third Party or use the aforesaid information for any other purpose.

●
Confidential information refers to the information received by Party B (including the test principal and all personnel participating in the test) from Party A during the validity hereof, or incurred, created or acquired related to the test in the process of performing the Agreement, including but not limited to the clinical test plan, research specimen, test data, research result and report.

●
The purpose of providing relevant information during the test lies in helping Party A do a clinical test. The investigator, based on the same purpose and conforming to conditions hereunder, can disclose any content of the test plan and other materials to any personnel participating in the test or any juror of investigator agency, the Ethics Committee, and the Pharmacy Administration Committee. Any content hereof shall not be used in any other clinical test. Party B shall not arbitrarily disclose any content of the test and technology to any other person or collective without Party A’s prior written consent. In addition, any supplemental information and technology update of the test shall be confidential and owned by Party A, and the confidential principle shall be deemed as the content like original plan/technology materials. The confidentiality of information or technology shall only be used in the matters authorized by Party A and not be disclosed to any other person without Party A’s prior written consent.

●
Any information and technology contained in the test shall be confidential and owned by Party A. Party B agrees Party A’s definition of confidential information. Any deliberate or negligent disclosure of Party A’s intellectual property in any form shall be deemed as breach hereof, and Party A shall be entitled to adopt any measure to protect commercial secrets, and to claim any compensation based on the circumstance and damage degree.

Chapter 5 Disclosure and Publication of Clinical Test Results

Article 1
Party B and the investigator of its research unit hereby admit and agree that Party A shall be entitled to disclose or make the test plan, research methods and research results hereof public on any seminar, national or regional academic conference, professional journal, paper, record that all the people around the world can get, or in any other way decided by itself, including but not limited to the case that Party B and the investigator of its research unit agree Party A to disclose the aforesaid results in the way of abstract or other ways on the “clinical test record” of Party A’s website before (or after) the aforesaid disclosure and publication in accordance with relevant stipulations of publishing and disclosing Party A’s test results in the standard operating procedure. Where Party A coordinates to do multicenter publication, relevant conditions of the main investigator of the aforesaid research unit participating in the aforesaid publication as the by-liner shall be decided pursuant to Party A’s policy and generally recognized signature standards. In addition, the aforesaid unit and its investigator agree Party A to disclose the aforesaid investigator’s name, any detail of the unit and/or any detail of other research institution related to the aforesaid investigator on a or several records that all the people around the world can get at any time.

Article 2
Signature on results: Both Parties can jointly declare the scientific achievements of the research results; and Party B can separately declare the aforesaid research results after getting Party A’s written consent.

Article 3
Thesis: When the thesis is jointly published by both Parties, Party B shall be the first author (ranking ahead) and corresponding author (the last), and Party A shall be the parallel first author (ranking second) and parallel corresponding author (second to last).

Article 4
Where Party B publishes, introduces, extracts, compiles, posts or discloses the aforesaid results in any other way for the teaching aim, Party B shall give Party A at least sixty (60) days for review and discuss with Party A about the contents to be disclosed. Party A shall be entitled to properly delete or modify any confidential information contained in the aforesaid publication and introduction materials. Party B shall not disclose or publish any aforesaid result without Party A’s written consent.

Intellectual Property

Article 1
Any confidential information hereof and any intellectual property (including but not limited to copyright, invention, discovery, patent, technical know-how and others) incurred in the test shall be Party A’s property.

Article 2	Party A shall freely provide relevant resources for the test, and the research results achieved through cooperation, published papers and others shall indicate the sources.

Article 3	Both Parties shall share the research results hereof, including but not limited to: any article published at home and abroad related to the test shall have signatures and unit names of both Parties.

Article 4
When publishing any information related to the other Party, one Party shall get the other Party’s consent before such publication; both Parties shall keep the project’s technical and commercial secrets and shall not violate the Agreement to disclose and transfer any technical result to any other third Party.

Chapter 6 Necessary Equipment of Clinical Test (Computer Equipment/Electronic Patient Record/System and Others)

Article 1	Party A shall provide necessary equipment of clinical test, including laboratory consumables, cell transport cases, refrigerators, water baths and others.

1.	Party A shall be entitled to decide whether such necessary equipment is necessary for the test and whether to provide the aforesaid equipment by itself;

2.	The aforesaid necessary equipment shall only be used in the clinical test pursuant to the ways in Party A’s written indication;

3.	The aforesaid necessary equipment shall be placed at a safe place and its data shall only be recorded by research personnel appointed by the investigator;

4.	Any information related to a subject visited shall be filed in a prescribed way after the interview or within three (3) days after receiving the aforesaid subject’s test data (if applicable);

5.	Any data query of Party A shall be finished and returned to Party B within seven (7) days (final data arrangement term is one day) or other time stipulated by Party A;

6.	Party B shall adopt any proper measure and way to prevent any computer equipment and/or software system from being stolen, damaged and lost;

7.	Party A shall ensure network access necessary for use of the aforesaid software system, and pay any expense generated therefrom;

8.	After the test, Party B shall return any training material and document related to the aforesaid necessary equipment to Party B and research personnel doing the test.

Article 2	About the aforesaid equipment

1
The ownership of the aforesaid equipment shall be possessed by Party A and the aforesaid equipment can only be used in the clinical test. Party B shall immediately return the equipment to Party A in perfect condition at the end of test or pursuant to the requirement of Party A.

Chapter 7 Supervision, Auditing and Preservation of Research Materials

Article 1
On the premise of obeying all applicable laws and regulations and getting Party A’s prior notice, Party B shall ensure that Party A’s inspectors can visit the research record at any proper time for inspecting and verifying the data sources.

Article 2
Pursuant to Party A’s proper requirements and after Party A informs Party B seven (7) days in advance in written form, Party B shall allow Party A’s auditors to conduct retrieval and inspection of research record, relevant data and research equipment once a year.

Article 3
Pursuant to the stipulations of the GCP and Party A’s policy, any subject’s identification code, archive, clinical test data and relevant files provided by Party A for the clinical test shall be properly kept by Party B for five (5) years after the aforesaid test. After the expiration, both Parties shall confirm the keeping way through consultation.

Chapter 8 Expenditures of Clinical Test

Article 1	Expenditures of clinical test

Party A shall pay Party B the estimated RMB 720,000 as the test expenditures, and the specific details are as follows:

1.	The fee for main investigators: RMB 40,000.

2.	The observation fee of clinical test is RMB 15,000 for each qualified case. Party A shall totally pay Party B RMB 180,000 for estimated 12 cases, seeing Appendix 1.

3.
Fees related to patient (such as inspection and examination fee, medical fee and others) shall be paid pursuant to the actual fees incurred in conducting the interview and visit according to the plan. The fees shall be estimated to RMB 500,000.

4.	The aforesaid necessary equipment provided by Party A shall be taken back after the test.

Article 2	Expenditures shall be paid in installments by stage and performance:

1.
The fee for main research shall be paid by three (3) installments. After Party B finishes six (6) target cases, Party A shall pay RMB 10,000. After Party B finishes twelve (12) target cases, Party A shall pay RMB 10,000. After Party B finishes the clinical research report and signs and seals on it, Party A shall pay Party B the remaining RMB 20,000.

2.
The observation fee of clinical test shall be paid by three (3) installments. After Party B finishes six (6) target cases, Party A shall pay RMB 60,000. After Party B finishes twelve (12) target cases, Party A shall pay RMB 60,000. After Party B finishes the clinical research report and signs and seals on it, Party A shall pay Party B the remaining RMB 60,000.

3.
Fees related to patient (such as inspection and examination fee, medical fee and others) shall be paid by three (3) installments. Before Party B starts doing the clinical test, Party A shall pay the testing fee of RMB 200,000. After Party B finishes the inspection of twelve (12) selected target cases required, Party A shall pay the testing fee of RMB 200,000. After Party B finishes the observation of twelve (12) selected target cases required by the test, Party A shall pay Party B the testing fee of RMB 100,000.

4.
After Party B finishes test of all the twelve (12) selected target cases required by the plan, Party A shall pay Party B all the remaining test expenditures actual incurred after receiving all test data and the final test report.

After the test, where the number of qualified cases selected by Party B doesn’t reach the specified figure and the test expenditure pre-paid by Party A has a surplus after Party A pays corresponding test fee according to the actual selected cases, Party B shall return the remaining expenditures to Party A.

Article 3	Approval fee of Ethics Committee

Party A shall pay the approval fee pursuant to the Ethics Committee’s constitution. After finishing the approval, Party B shall provide Party A with the approval and corresponding document of the Ethics Committee.

Article 4	Payment

Party A shall pay Party B relevant expenses by telegraphic transfer and check pursuant to the aforesaid time stipulated respectively. Party B shall timely provide an official invoice of corresponding amount with the seal of the Finance Bureau after receiving the remittance.

Chapter 9 Anti-Corruption

Article 1
Party B and its investigator admit to receive the “Prevention of Corruption-the Third Party’s Guide” and agree to perform their obligations hereunder pursuant to the principles set forth in the aforesaid guide.

Article 2
Party B and its investigator shall fully obey all applicable laws and regulations all the time, including but not limited to the applicable anti-corruption law of the place where Party B and Party A have business contact.

Article 3
Party B and its investigator agree and undertake they will not directly or indirectly disclose the performance situation to (1) any personage including government officials (as hereinafter defined); or (2) the intermediary of paying money for any personage including government officials; or (3) any political party which promises, authorizes, approves, provides or facilitates any payment or transfers any valuable article. Either party shall not make any promise, authorization and approval, or urge any payment or value transfer, only to disclose, to accept commercial bribe, to accept or connive blackmail and rebate, to seek unjust benefits, or to acquire or maintain business in any other illegal or improper means.

Article 4
For the purpose herein, the “government official” refers to (1) any official or personnel of government, any government department, agency or institution; (2) any individual acting on behalf of an official of the aforesaid government, government department, agency or institution; (3) any official or personnel of the company or business wholly or partially owned by the government; (4) any official or personnel of any public international organization such as the World Bank, the United Nations and others; (5) any official or personnel of any political party, or any personage acting as an official of any political party; and/or (6) any candidate of any political entity.

Article 5
Party B and its investigator shall not contact or meet with any government official for any transaction hereunder without Party A’s prior written approval, and shall only contact or meet with the aforesaid official witnessed by the representative appointed by Party A after getting Party A’s approval.

Article 6
Party B and its investigator represent that they were not convicted of any crimes before or suspected of any criminal offence, including fraud, corruption or moral violation. As far as they know, they are not investigated by any government, are not forbidden and suspended, will not be suspended or forbidden by any government institution, or are not deprived of qualification of applying for any government project in other ways.

Article 7
Party B and its investigator represent and undertake that, except the disclosure in written form, (1) they don’t have any benefit that will directly or indirectly conflict with their proper and moral performance hereof; and (2) they shall maintain the fair relation with all third Parties (including government officials) for and on behalf of Party A (in the process of performing the Agreement).

Article 8
Party A shall be entitled to investigate and audit Party B and its investigator during the term hereof for supervising the abidance of Party B and its investigator to the clause. Party B and its investigator shall fully coordinate the aforesaid investigation or auditing, and the range, way, property and duration of such investigation or auditing shall be fully and properly decided by Party A.

Article 9
Party B shall ensure that all transactions hereunder are properly and correctly recorded in the account and record in all substantive aspects, and each document as the basis of accounting and recording is complete and accurate in all substantive aspects. Party B shall maintain the internal accounting control system through rational design for ensuring that there is no any concealed account.

Article 10
Party B and its investigator agree that Party A can fully disclose any information related to possible violation of the clauses hereunder to any government agency, its resident agency and any person Party A thinks necessary to inform legally, at any time and due to any cause.

Article 11
Where Party B or its investigator fails to perform obligations pursuant to the Chapter, Party A shall be entitled to inform Party B to immediately terminate the Agreement in written form, and Party B and its investigator shall not claim any compensation from Party A. Where Party A has to pay Party B and its investigator any aforesaid compensation due to the termination of the Agreement pursuant to relevant local laws (only within the scope allowed by the aforesaid law), Party B and its investigator hereby explicitly agree to waive (within the scope allowed by the aforesaid law) or repay any aforesaid compensation to Party A.

Chapter 10 Utilization of the Other Party's Name

Article 1
Both Parties agree that either Party shall not use the other Party's name for any purpose without the other Party's prior written approval, but the other Party shall not refuse to give the aforesaid approval without any reason.

Chapter 11 Divisibility

Article 1
Where any clause hereof is deemed as invalid, illegal or unenforceable due to any reason, the aforesaid clause shall be deemed as being deleted from the Agreement, and other clauses hereof shall continue to be fully effective.

Chapter 12 Applicable Law and Arbitration

Article 1	The Agreement shall be explained and governed by relevant laws of the PRC.

Article 2
In case of any dispute incurred herein or related to the Agreement, all Parties shall settle the aforesaid dispute through friendly negotiation. Where either Party is unwilling to settle the aforesaid dispute through negotiation or the dispute cannot be settled within thirty (30) days when the negotiation begins, the aforesaid dispute shall be submitted to the Shanghai Branch of China International Economic and Trade Arbitration Commission (abbreviated as the “CIETAC”) for being settled through the arbitration in accordance with the effective arbitration rules.

Article 3	The arbitral award shall be final and have binding to both Parties. Unless otherwise stipulated herein, the arbitration fee shall be borne by the unsuccessful Party.

Article 4	In the process of friendly negotiation and arbitration, except any disputable part and any part under arbitration, other parts hereof shall be performed continuously.

Chapter 13 Force Majeure

Article 1
In case that either Party fails to perform the Agreement due to any force majeure such as war, serious fire hazard, flood, typhoon, earthquake or any other event agreed by both Parties, the aforesaid Party shall not assume any liability. The term of performing the Agreement shall be extended for a period as long as the duration of such force majeure.

Article 2
The influenced Party shall inform the other Party by fax or telex within the shortest time after the force majeure event and send the other Party a certificate issued by relevant authority through the registered mail by air within fourteen (14) days for the other Party to affirm the aforesaid force majeure.

Chapter 14 Modification

Article 2	Any modification hereof and of the appendixes shall come into force upon signing and sealing of authorized representatives of both Parties.

Chapter 15 Entire Agreement

Article 1
The Agreement and appendixes constitute the entire Agreement concluded by both Parties on the clinical test, and the aforesaid entire Agreement shall replace any Agreement, understanding or arrangement reached by both Parties before.

Chapter 16 Validity, Term and Early Termination of Agreement

Article 1
The Agreement shall come into force as from the date when authorized representatives of both Parties sign and seal, and shall keep valid until the completion of the clinical test and the performance of all the rights and obligations hereunder by both Parties.

Article 2
Before terminating a clinical test ahead of schedule, Party A shall inform the investigator, the Ethics Committee and the CFDA in advance and explain reasons. When the test terminates, Party A shall pay the clinical test expenditures pursuant to actual expenses and all work done or finished by the investigator before the termination date.

Article 3	The investigator Professor Liang Aibin (doctor) signs on the Agreement for affirming that he is bound by the Agreement and enjoys and undertakes corresponding rights and obligations of investigator.

The Agreement is made in two copies with equal legal effect. The authorized representatives and investigators of both Parties shall sign and seal the Agreement.

Party A: CBMG Shanghai Authorized Representative (Signature): Signature of Project Leader: Unit (Official Seal): Date: 2016-2-16	Party B: Shanghai Tongji Hospital Authorized Representative (Signature): Signature of Project Leader: Unit (Official Seal): Date:

Appendix 1: Clinical Observation Fee of Investigator

Screening period	Baseline period	Treatment period			Follow-up visit period
-4w	-1w	Day 0	Day 1	Day 2	Day 4	Day 7	Day 10	2w	3w	4w	8w	12w

Appendix 2: Inspection Items in the Laboratory

Items	V1	V2	V3	V4	V5	V6	V7	V8	V9	V10	VII	Times
Blood routine	√	√		√	√	√	√	√	√	√	√	10
Urine routine	√	√		√	√	√	√	√	√	√	√	10
Coagulation function	√	√		√	√	√	√	√	√	√	√	10
Blood biochemistry	√	√	√2	√	√	√	√	√	√	√	√	11
Urine pregnancy test	√	√										2
HIV/HBV/HCV/RPR	√											1
Electrocardiogram	√	√		√	√	√	√	√	√	√	√	10
Cytokine		√	√3	√	√	√	√	√	√	√	√	12
CRP		√	√3	√	√	√	√	√	√	√	√	12
Immune globulin		√		√	√	√	√	√	√	√	√	9
Immunophenotyping		√							√	√	√	4
CT of Breast and head	√	√1									√	2-3
Blood smear	√	√	√			√			√	’√	√	7
Bone marrow aspiration and smear	√	√1	√			√			√	√	√	6〜7
MRD	√	√1	√			√			√	:√	√	6〜7
Lumbar puncture and cellular morphology	√	√1	√			√			√	√	√	6〜7

1.	The results of imageological diagnosis, bone marrow and lumbar puncture within four (4) weeks in the baseline period can also be used for the baseline period evaluation;

2.	Detecting only the levels of serum potassium and uric acid;

3.	Detecting the cytokine and CRP after the retransformation each time, totally for three (3) times.